Exhibit 99.1

TRITIUM DCFC LIMITED

AMENDED AND RESTATED 2023 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1 Purpose and Scope. The purpose of the Tritium DCFC Limited Amended and Restated 2023 Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to assist employees of Tritium DCFC Limited, a public company limited by shares organized under the laws of Australia (the “Company”), and its Participating Subsidiaries to acquire a stock ownership interest in the Company and to encourage them to remain in the employment of the Company and its Participating Subsidiaries. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Plan amends and restates in its entirety the Tritium DCFC Limited Amended and Restated 2023 Employee Stock Purchase Plan adopted by the Board on December 7, 2022.

ARTICLE II.

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2 “Affiliate” shall mean the Company and any Parent or Subsidiary.

2.3 “Agent” shall mean the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.4 “Allocate” shall mean one or a combination of: (i) the transfer of Shares acquired on-market to the Participant under the Plan or (ii) the issue of Shares to a Participant under the Plan, and “Allocated” and “Allocation” each has a corresponding meaning.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee described in Article VII hereof.

2.8 “Compensation” of an Employee shall mean the gross base salary or base compensation, as applicable, received by such Employee as compensation for services to the Company or any Participating Subsidiary or Affiliate. For the avoidance of doubt, “Compensation” shall not include bonuses, overtime payments, commissions, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments or contributions made by the Company or any Participating Subsidiary or Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established, or, for Participants in foreign jurisdictions, equivalent amounts as determined by the Administrator. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.9 “Effective Date” shall mean April 1, 2023.

2.10 “Eligible Employee” means an Employee of the Company or any Participating Subsidiary. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee; (ii) such Employee has not met one or more service requirements established by the Administrator (which may differ from or be in addition to the foregoing); and/or (iii) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction, as determined by the Administrator in its sole discretion.

2.11 “Employee” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code.

2.12 “Enrollment Date” shall mean the first date of each Offering Period.

2.13 “Exercise Date” shall mean the last Trading Day of each Purchase Period, except as provided in Section 5.2 hereof.

2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15 “Expiration Date” shall mean the tenth (10th) anniversary of the date on which the Plan is initially adopted by the Board.

2.16 “Grant Date” shall mean the first Trading Day of an Offering Period.

2.17 “New Exercise Date” shall have such meaning as set forth in Section 5.2(b) hereof.

2.18 “Non-U.S. Subsidiary” shall mean shall mean any Subsidiary that is incorporated in, or otherwise organized under the laws of, any jurisdiction outside of the United States.

2.19 “Offering Period” shall mean each twelve (12)-month period commencing on each April 1 and each October 1 to occur during the term of the Plan on or following the Effective Date, except as otherwise provided under Section 5.3 hereof.

2.20 “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.21 “Option Price” shall mean the purchase price of a Share hereunder as provided in Section 4.2 hereof.

2.22 “Ordinary Shares” shall mean ordinary shares, no par value, of the Company.

2.23 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.24 “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.25 “Participating Subsidiary” shall mean (i) each U.S. Subsidiary and (ii) each Non-U.S. Subsidiary that has been designated by the Board or Committee in its sole discretion as eligible to participate in the Plan in accordance with Section 7.2 hereof, in each case, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date.

2.26 “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Participating Subsidiary.

2.27 “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.28 “Purchase Period” shall mean, with respect to any Offering Period, unless otherwise determined by the Administrator, each six (6)-month period (i) commencing on each April 1 and October 1, and (ii) ending on each September 30 and March 31, respectively.

2.29 “Share” shall mean an Ordinary Share.

2.30 “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company and/or by one or more Subsidiaries.

2.31 “Trading Day” shall mean a day on which the principal securities exchange on which the Ordinary Shares are listed is open for trading or, if the Ordinary Shares are not listed on a securities exchange, shall mean a business day, as determined by the Administrator in good faith.

2.32 “U.S. Subsidiary” shall mean any Subsidiary that is incorporated in, or otherwise organized under the laws of, the United States, including any state thereof or the District of Columbia.

2.33 “Volume-Weighted Average Price” shall mean, as of any date, the volume weighted average per-share price of a Share on the principal securities exchange on which the Shares are then traded over the five (5) trading-day period ending on the trading day immediately prior to such date.

2.34 “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.

ARTICLE III.

PARTICIPATION

3.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Participating Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof; provided, however, that an Eligible Employee may not participate in more than one Offering Period at a time, and no Eligible Employee participating in an Offering Period (the “Designated Offering Period”) may participate in any subsequent Offering Period that commences prior to the completion of the Designated Offering Period

3.2 Election to Participate; Payroll Deductions

(a) Except as determined by the Administrator, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Subject to the proviso of Section 3.1 above, each individual who is an Eligible Employee as of the Enrollment Date of the applicable Offering Period may elect to participate in such Offering Period and the Plan by delivering to the Company or the Participating Subsidiary that employs the Eligible Employee a payroll deduction authorization no later than the fifteenth (15th) calendar day prior to the applicable Enrollment Date.

(b) Payroll deductions with respect to an Offering Period (i) shall be equal to at least one percent (1%) of the Participant’s Compensation as of each Payday during the applicable Offering Period, but not more than ten percent (10%) of the Participant’s Compensation as of each Payday during the applicable Offering Period and (ii) may be expressed either as (A) a whole number percentage or (B) a fixed dollar amount (as determined by the Administrator). Notwithstanding the foregoing, in no event shall the aggregate amount of a Participant’s payroll deductions under the Plan during any calendar year exceed $25,000 (determined as of the applicable Grant Date). Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) Notwithstanding the foregoing, upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the Offering Period that commences immediately following the completion of such Offering Period at the same payroll deduction percentage as in effect at the completion of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2 hereof, or unless such Participant becomes ineligible for participation in the Plan.

3.3 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Participating Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements, sub-plans to or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

ARTICLE IV.

PURCHASE OF SHARES

4.1 Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. The number of Shares subject to a Participant’s Option shall be determined as of each applicable Exercise Date occurring during such an Offering Period by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase more than 10,000 Shares during any Offering Period or more than 5,000 Shares during any Purchase Period (in each case, subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods and/or Purchase Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during such future Offering Periods and/or Purchase Periods. Each Option shall expire on last Exercise Date to occur during the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article VI hereof. The terms and conditions applicable to each Offering Period may be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan.

4.2 Option Price. The Option Price per Share to be paid by a Participant upon exercise of the Participant’s Option on each applicable Exercise Date for an Offering Period shall be equal to eighty-five percent (85%) of the lesser of the Volume-Weighted Average Price of a Share on (a) the applicable Grant Date and (b) such Exercise Date; provided that in no event shall the Option Price per Share be less than the par value per Share, if any.

4.3 Purchase of Shares.

(a) On each Exercise Date occurring during an Offering Period, subject to Participant remaining an Eligible Employee through such Exercise Date, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable Option Price the largest number of whole Shares which can be purchased with the amount in the Participant’s Plan Account, subject to Sections 4.1 and 5.3 hereof. The balance, if any, remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of such Exercise Date shall be carried forward to the next Purchase Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

(b) As soon as practicable following each applicable Exercise Date (but in no event more than thirty (30) days thereafter), the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to Allocate any such Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful Allocation of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4 Transferability.

(a) An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. No Option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

4.5 Trustee. The Company may appoint a trustee on terms and conditions which it considers appropriate to acquire and hold Shares, Options, or other securities of the Company either on behalf of Participants or for the purposes of this Plan (including for the purposes of Allocation of Shares to Participants).

ARTICLE V.

PROVISIONS RELATING TO ORDINARY SHARES

5.1 Ordinary Shares Available. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for Allocation under the Plan shall be 700,000 Shares.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for Allocation under the Plan but not yet placed under an Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of Shares on issue resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and such Offering Period shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the next Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1(a)(i) hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Option is not assumed or substituted, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the next Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Periods as provided in Section 6.1(a)(i) hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for Allocation under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for Allocation on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date, and unless additional shares are authorized for Allocation under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one (1) lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon.

5.4 Rights as Stockholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of his or her Option.

ARTICLE VI.

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written or electronic notice of such election (a “Withdrawal Election”) to the Company or the Participating Subsidiary that employs the Participant in such form as may be established by the Administrator and not later than ten (10) days prior to the final Exercise Date for such Offering Period (or such other period of time as may be established by the Administrator). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company or the Participating Subsidiary that employs the Participant, in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within forty-five (45) days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate, or (ii) subject to Section 6.2 below, exercise the Option for the maximum number of whole Shares on the next Exercise Date to occur during the applicable Offering Period with any remaining Plan Account balance returned to the Participant in one (1) lump-sum payment in cash within forty-five (45) days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. As soon as practicable following the receipt by the Company or the Participating Subsidiary that employs the Participant of a notice of withdrawal from the Plan, the Participant’s payroll deduction authorization and his or her Option to purchase Shares under the Plan shall terminate.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Periods from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Periods shall not be permitted to resume contributions to the Plan during such Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto as set forth in an applicable beneficiary designation form (or, if there is no such applicable form, pursuant to applicable law), in a lump-sum cash payment within forty-five (45) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan), which, unless otherwise determined by the Board, shall consist solely of two or more members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision. The Committee may delegate administrative tasks under the Plan to the services of an Agent and/or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offering Periods and Purchase Periods;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering Period and Purchase Period (which need not be identical);

(iii) To select those Non-U.S. Subsidiaries that will be Participating Subsidiaries in accordance with Section 7.2 hereof; and

(iv) To construe and interpret the Plan, the terms of any Offering Period or Purchase Period under the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period, any Purchase Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d) The Administrator may adopt sub-plans applicable to particular Participating Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination or interpretation.

7.2 Designation of Participating Subsidiaries. The Board or Committee shall have the right, without the approval of the stockholders of the Company, to designate the Non-U.S. Subsidiaries that shall constitute Participating Subsidiaries from time to time. In addition, the Board or Committee may, without the approval of the stockholders of the Company, terminate the designation of a Subsidiary as a Participating Subsidiary at any time or from time to time.

7.3 Accounts. Individual accounts shall be maintained for each Participant in the Plan.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment, Suspension and Termination of the Plan

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders the Plan may not be amended in any manner that requires the approval of the Company’s stockholders under applicable law or applicable stock exchange rules or regulations. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. For the avoidance of doubt, without the approval of the Company’s stockholders and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee, as applicable, shall be entitled to change the terms of an Offering Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s or the Participating Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee, as applicable, determines in its sole discretion advisable which are consistent with the Plan.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period and/or Purchase Period so that the Offering Period and/or Purchase Period ends on a new Exercise Date, including an Offering Period and/or Purchase Period underway at the time of the Administrator action; and

(iii) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose and the Company shall not be obligated to segregate payroll deductions or other funds under the Plan. No interest shall be paid to any Participant or credited under the Plan.

7.7 Term; Approval by Board. The Plan shall become effective on the Effective Date. The Plan shall terminate upon the expiration of the Purchase Period during which Expiration Date occurs, unless earlier terminated in accordance with Sections 5.3 or 7.5 hereof. For the avoidance of doubt, the Purchase Period during which the Expiration Date occurs shall continue in effect until the expiration of such Purchase Period, but no new Offering Periods or Purchase Periods shall commence on or following the Expiration Date.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10 Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of Shares under the Plan or any sale of such shares. With respect to withholding required upon any taxable event under the Plan, the Administrator may, at the time the Option is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Shares to be Allocated upon exercise of the Option having a fair market value on the date of withholding equal to or less than to the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, all in accordance with such procedures as the Administrator establishes.

7.11 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of Queensland, Australia.

7.12 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof (including without limitation the Company’s stock plan administrator).

7.13 Conditions To Allocation of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the Allocation of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.

(b) All certificates for Shares delivered pursuant to the Plan and all Shares Allocated pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Committee may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c) The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares Allocated in connection with any Option, record the Allocation of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.14 Section 409A. Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option may be or become subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

7.15 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

* * * * * *

I hereby certify that the foregoing Tritium DCFC Limited Amended and Restated 2023 Employee Stock Purchase Plan was duly adopted by the Board of Directors of Tritium DCFC Limited on _________, 2023.

Executed on this ____ day of ____________, 2023.

Name:
Title:

APPENDIX A

AMENDED AND RESTATED 2023 EMPLOYEE STOCK PURCHASE PLAN

(Australian Participants)

As permitted by Section 7.1(c) of the Plan, the rights granted to Participants who are resident in Australia (“Australian Participants”) will be subject to the rules of the Plan as amended by this Appendix A.

Corporations Act. Any offer to an Australian Participant to participate in the Plan is made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth) (“Corporations Act”).

Risks. In considering the Ordinary Shares that the Australian Participant will be Allocated under the Plan on exercise of the Australian Participant’s Option, the Australian Participant should consider the risk factors that could affect the performance of the Company. The Australian Participant should be aware that there are risks associated with any investment. It is important to recognise that share values or prices and dividends might fall or rise. Factors affecting the share value or market price include domestic and international economic conditions and outlook, changes in government fiscal, monetary and regulatory policies, changes in interest rates and inflation rates, the announcement of new technologies and variations in general market conditions and/or market conditions which are specific to a particular industry. In addition, share prices of many companies are affected by factors which might be unrelated to the operating performance of the relevant company. Such factors might adversely affect the value or market price of the Ordinary Shares in the Company. Further, there is no guarantee that the Company’s Ordinary Shares will trade at a particular volume or that there will be an ongoing liquid market for the Ordinary Shares, accordingly there is a risk that, should the market for the Ordinary Shares become illiquid, the Australian Participant will be unable to realise their investment. The Australian Participant should carefully consider these risks in light of their investment objectives, financial situation and particular needs (including financial and tax issues) and seek professional guidance from the Australian Participant’s stockbroker, solicitor, accountant, financial adviser or other independent professional adviser before deciding whether to accept the offer of the Option or to acquire Ordinary Shares.

No Financial Advice. The Plan and any accompanying documents do not constitute financial advice. Any advice given by the Company or any of its associated bodies corporate, in relation to Options, Ordinary Shares and the Plan does not constitute financial advice and does not take into account the Australian Participant’s objectives, financial situation and needs.

Calculating Values in Australian Dollars. Where an Option is exercised in accordance with the terms of the Plan, the Board may Allocate Ordinary Shares to the Australian Participant. The Australian Participant can ascertain the market price of a Share in the Company from time to time by visiting the Nasdaq Stock Market LLC (“Nasdaq”) website and completing a price search. To determine the market price of an Ordinary Share in Australian Dollars (“AUD”), the Australian Participant will need to apply the prevailing USD: AUD exchange rate. For example, if the exchange rate is 1 USD: 1.5 AUD, and one Ordinary Share has a value of USD 1 on the Nasdaq its equivalent value in AUD will be AUD 1.50. Please contact your bank for the prevailing USD:

AUD exchange rate or for an approximate exchange rate published by the Reserve Bank of Australia you can follow this link: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Employee benefit trust. The Australian Participant has no right to any Ordinary Shares held in any trust that may be established under Section 4.5 of the Plan, or to have the Australian Participant’s Options settled on behalf of the Company by way of Allocation of any Ordinary Shares held by any such trust.

Payroll deductions. Notwithstanding any section of the Plan:

(a)

any deductions from the Australian Participant’s wages or salary which are to be used but have not yet been used to acquire Ordinary Shares under the offer to participate in the Plan made to the Australian Participant must be held on trust for the Australian Participant in an account with an Australian ADI that is kept solely for that purpose;

(b)

unless the Australian Participant has already acquired Ordinary Shares under the offer to participate in the Plan made to the Australian Participant, the Australian Participant may, by giving notice to the Company, elect to discontinue the payroll deductions at any time, provided that, if the Australian Participant so elects:

(i)

any payroll deductions from the Australian Participant’s wages or salary will cease, and any deductions made after the election will be repaid to the Australian Participant, within forty-five (45) days of the election; and

(ii)

the amount of the payroll deductions standing, at the time when the election is made, to the credit of the Australian Participant’s Plan Account, and any interest on that Plan Account, will be repaid to the Australian Participant within forty-five (45) days of the election.

Misleading statements and omissions. Any offer to an Australian Participant to participate in the Plan:

(a)	must not include a misleading or deceptive statement; and

(b)	must not omit any information that would result in the Plan, payroll deduction authorization or any other offer document or terms of the offer being misleading or deceptive;

Updated documents. The Company must provide each Australian Participant with an updated copy of the Plan, payroll deduction authorization or any other offer document as soon as practicable if, prior to the Enrollment Date for the relevant Offering Period, the Company becomes aware that the document that was provided has become out of date, or is otherwise not correct, in a material respect.

Notification of misstatement. Each person mentioned in items 2, 3 and 4 of the table in section 1100Z(2) of the Corporations Act must notify, in writing, the Company as soon as practicable if, prior to the Enrollment Date of the relevant Offering Period, the person becomes aware that:

(a)	a material statement in the Plan, payroll deduction authorization or any other offer document or the terms of the offer is misleading or deceptive; or

(b)

information was omitted from the Plan, payroll deduction authorization or any other offer document or the terms of the offer that has resulted in one or more of those documents being misleading or deceptive; or

(c)

a new circumstance has arisen prior to the Enrollment Date for the relevant Offering Period which means the Plan, payroll deduction authorization or any other offer document is out of date, or otherwise not correct, in a material respect.

Recovery. An Australian Participant who suffers loss or damage because of a contravention of a term of the offer covered by paragraph (a), (b), (c) (d) or (e) of section 1100(Z)(1) of the Corporations Act can recover the amount of loss or damage in accordance with the table in section 1100Z(2) of the Corporations Act.

No liability terms. Any person mentioned in the table in section 1100Z(2) of the Corporations Act is not liable for any loss or damage suffered by an Australian Participant because of a contravention of a term of the offer to participate in the Plan made to the Australian Participant covered by sections 1100Z(1)(a), 1100Z(1)(b) 1100(1)(c) of the Corporations Act if the requirements of section 1100Z(3) of the Corporations Act have been satisfied.

APPENDIX B

AMENDED AND RESTATED 2023 EMPLOYEE STOCK PURCHASE PLAN

(Netherlands and UK Participants)

This Appendix B, which is part of the Plan, includes additional terms and conditions of the Plan that apply to Participants in the Netherlands and the United Kingdom. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan.

1. GENERAL

1.1 The grant of an Option is voluntary and occasional and does not create any contractual or other right to receive future Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past.

1.2 A Participant’s participation in the Plan shall not create a right to further service with the Company or a Participating Subsidiary and shall not interfere with the ability of the Company or any Participating Subsidiary to terminate a Participant’s service at any time, with or without cause, insofar as permitted under local law.

1.3 The Option and resulting Shares, if any, are an extraordinary item that does not constitute Compensation of any kind for service of any kind rendered to the Company or any Participating Subsidiary, and which is outside the scope of the Participant’s employment contract, if any.

1.4 The Option is not part of normal or expected Compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

1.5 In consideration of the grant of an Option, no claim or entitlement to compensation or damages shall arise from termination of the purchase right or diminution in value of the Option or Shares resulting from termination of a Participant’s service (for any reason whether or not in breach of local law) and by participating in the Plan, a Participant irrevocably releases the Company and each Participating Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by enrolling in the Plan, a Participant shall be deemed irrevocably to have waived their entitlement to pursue such a claim.

1.6 A Participant’s payroll account under the Plan will be denominated in U.S. dollars, and the Participant bears the risk of currency fluctuations in connection with the exchange of contributions into their payroll account under the Plan from the currency in which their base salary is paid into U.S. dollars.

2. TAXES

2.1 All taxes, social security obligations, duties, interests, penalties and other expenses incurred in connection with the granting or exercising of Options and the issuing, holding or selling and transferring of Shares, including taxes, social security obligations, duties, interest, penalties and other expenses which are to be withheld by the Participating Subsidiary that employs the Participant under applicable law or any subsequent payment in respect of the Options or Shares (“Tax”) shall be for the risk and account of the Participant, and the Participant will indemnify and hold harmless their employer, the Company and each other Participating Subsidiary against any liability for any Tax.

2.2 Each Participant is responsible for making all necessary Tax filings in each relevant jurisdiction.

3. DATA PRIVACY

Please read carefully the GDPR Notice for Participants in the EEA and the UK attached to the Subscription Agreement executed by Participants in the Plan which notifies Participants of the basis on which their personal data is held and processed to facilitate their participation in the Plan.